Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into between Amanda Hammer (“Employee”) and Mangoceuticals, Inc. and its subsidiaries (collectively the “Employer”). This Agreement shall be effective as of the date described in Section 1.

Employee and Employer agree as follows:

1.	Termination of Employment Relationship. Employee’s Employment with Employer terminated as of October 22, 2025 (the “Separation Date”), on the terms and conditions set forth herein. Employer and Employee previously entered into an employment agreement in May 2023 which has been amended (collectively the “Employment Agreement”). Employer is providing Employee with an information sheet concerning unemployment benefits that may be available to Employee. The State of Texas makes all final decisions on Employee’s eligibility for unemployment benefits.

2.	Separation Payment. In exchange for the promises contained herein, and subject to Employee’s compliance with this Agreement, Employer will pay Employee all earned but unpaid wages through October 31, 2025, on the next regularly scheduled payroll date following the Effective Date of this Agreement.

In addition, Employer will continue to pay Employee for nine (9) months at Employee’s regular rate of pay, beginning November 1, 2025, in accordance with the Company’s regular payroll practices. Such severance payments shall continue for the entire (9) month period, subject only to conditions set forth in Section 5 below.

Separately, Employee shall retain the right to exercise any vested or unvested equity awards in accordance with the Company’s Equity Incentive Plan and applicable award agreements.

3.	Release of Further Payments. In furtherance of the above, and without limiting any other terms or condition of this Agreement, the parties agree that, except as expressly provided herein, the payments described in Section 2 above fully satisfy the Company’s severance obligations under the Employment Agreement. Nothing in this agreement shall be construed to waive or limit Employee’s right to receive any benefits expressly provided for in the Employment Agreement, including, without limitation, the timing and method of severance payments, unless specifically modified by this Agreement.

Further, nothing in this Agreement shall be construed to waive or impair Employee’s right to exercise any vested or unvested equity awards in accordance with the terms of the Company’s Equity Incentive Plan and applicable award agreements.

4.	Post- Separation Project Engagement. Following the Separation Date, the Company may, at its discretion, request that Employee provide consulting or project-based services related to Employee’s former role or areas of expertise. Any such engagement shall be entirely voluntary, and shall only occur pursuant to a mutually agreed written statement of work specifying the scope, duration, and deliverables.

For any such services performed, Employee shall be compensated at an hourly rate of $86.54, which represents the Employee’s annual base salary of $180,000 divided by 2,080 hours. Employee shall submit a detailed invoice on the first day of each month for all hours worked during the prior month. The Company shall remit payment within seven (7) days of receipt of such invoice.

Nothing in this Section shall be construed as creating any ongoing employment relationship, reinstating Employee, or obligating the Company to offer, or Employee to accept, any post-separation engagement. Any consulting or project-based engagement shall be independent of, and shall not affect, the severance payments and benefits described in Section 2 of this Agreement.

Acknowledgment under the Older Workers Benefit Protection Act (OWBPA): Employee acknowledges that this Section, including any rights to post-separation project engagement, does not affect Employee’s rights under the OWBPA, and that Employee has had adequate time to consider this agreement and to consult with legal counsel before executing it.

5.	Compliance with Agreement. To receive the payments and benefits stated in section 2 of this Agreement, Employee must comply with the terms of this Agreement. In the event of a material breach of this Agreement by Employee, and only after such breach has been determined by a court of competent jurisdiction, Employer may discontinue any remaining payments. Employer shall not unilaterally suspend or terminate payments or benefits prior to such judicial determination. Payments already made shall be deemed fully earned and non-refundable.

6.	Return of Property. Employee will turn over to Employer and relinquish all of Employer’s property in Employee’s possession or under Employee’s control. The foregoing includes, without limitation, any and all electronic information, emails, or hard-copy documents relating to or concerning Employee’s work at Employer. By executing this Agreement, Employee acknowledges that Employee either has returned all of the Employer’s property as of the date Employee signs this Agreement or that Employee will return all of the Employer’s property within ten (10) days of the Effective Date of this Agreement.

7.	Release. Employee, individually and for Employee’s heirs, successors, administrators and assigns, hereby waives, releases, and covenants not to sue Employer and/or its parent companies, sibling companies, subsidiaries, and/or any of its other affiliated companies, and/or any of its/their insurers, and/or any of its/their successors, assigns, and/or any of its/their current or former Employees, agents, consultants, contractors officers, attorneys, directors, or partners (Employer and such other entities and persons being referred to as the Released Parties) with respect to any and all known and unknown claims, damages, charges of discrimination, demands, losses, liabilities and causes of action, of any type that Employee may have against the Released Parties, which arose or occurred on or before the date the Employee executes this Agreement. This general release of all claims by Employee against the Released Parties includes any claims in connection with or arising from Employee’s Employment with, or separation of Employment from, Employer, whether or not currently known to Employee or suspected to exist at the time of execution hereof, subject to Section 10(b).

Without limiting the foregoing, Employee expressly acknowledges that this release specifically includes, but is not limited to, a waiver and release of the Released Parties for all claims arising on or before the date this Agreement is executed by Employee for any alleged violation by Employer or any of the Released Parties of any federal, state, or local statutes, ordinances, or common law, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Texas Commission on Human Rights Act, the Texas Labor Code, and for any known or unknown claims under any other federal, Texas, or local statute, common law, ordinance, rule, regulation, or other law.

This general release does not include any claims or rights that cannot be waived by law, including, but not limited to, rights or claims that may arise after the date of execution of this Agreement or rights under the National Labor Relations Act.

This Agreement is intended as a full settlement and compromise of each, every, and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law, or otherwise, and no claim of any sort is reserved. Other than the payments and benefits stated in this Agreement, there are no other sums or benefits payable to Employee by the Released Parties.

8.	Covenant Not to Sue. Subject to Section 10(b), Employee covenants and agrees that Employee will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Employee’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Released Parties with respect to any matter which arises from or relates to Employee’s Employment with the Released Parties or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents Employee from (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the Equal Employment Opportunity Commission (EEOC) or participating in any EEOC investigation or proceeding. Employee promises, however, never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released by this Agreement.

9.	Confidentiality of The Agreement. Employee will not directly or indirectly disclose any provision of this Agreement to any person or entity other than (i) any legal or other professional advisor(s), (ii) immediate family members, or (iii) any governmental agency. This provision is not intended to prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. In addition, Employee understands that nothing contained in this Agreement limits Employee’s rights under the National Labor Relations Act.

10.	Other Confidential Information.

a.	Non-Disclosure of Confidential Information. Employee acknowledges that, during Employment, Employee has had access to confidential information of Employer, as well as corporate affiliates (including, but not necessarily limited to, the parent, subsidiary, and sibling companies of Employer) and predecessors of Employer relating, but not limited to, Employer’s customers, mailing lists, customer sales history, and other customer information, vendor lists, contracts, leases, payroll, and other Employee information, creative files, marketing plans, pricing data, financial and strategic plans, corporate procedures and policies, and other proprietary information. At any time following the Separation Date, Employee agrees not to directly or indirectly use, communicate, or otherwise disclose any such confidential information of Employer to, or for the benefit of, any person, firm or corporation, except as required by law or other compulsory disclosure process. The obligations stated in this section are in addition to the confidentiality obligations that Employee has under any Employee handbook, policies, or other agreements between Employer and Employee related to Employee’s Employment.

b.	Protected Rights. Employee understands that this Agreement does not limit Employee’s right to:

i.	File a charge or complaint with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), or any other federal, state, or local governmental agency or commission (Government Agencies). Additionally, Employee understands that Section 7 of the National Labor Relations Act guarantees employees the right to self- organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for collective bargaining or other mutual aid or protection, as well as the right to refrain from any or all such activities. Employee understands that nothing contained in this Agreement limits Employee’s rights under the National Labor Relations Act.
ii.	Communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
iii.	Receive an award for information provided to any Government Agencies.
iv.	Report any allegations of unlawful conduct, including alleged criminal conduct or unlawful discrimination, harassment, or retaliation, to any Government Agencies.
v.	Testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment, or retaliation by Employer or its agents or Employees when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature.
vi.	Make truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation.

c.	Defend Trade Secrets Act. Employee is advised that under the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Employee understands if disclosure of Employer trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorney’s fees.

11.	Mutual Non-Disparagement. Employee and Employer agree that neither will disclose to the public or any person any false or misleading information, or any information that reflects negatively upon or otherwise disparages the other party (including, in the case of Employer, its officers, directors, and employees, and in the case of Employee, their professional reputation), or which may harm the reputation of the other party, including any statements that disparage any product, service, capability, or any other aspect of the business of Employer.

Additionally, Employee understands that Section 7 of the National Labor Relations Act guarantees employees the right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for collective bargaining or other mutual aid or protection, as well as the right to refrain from any or all such activities. Employee understands that nothing contained in this Agreement limits Employee’s rights under the National Labor Relations Act.

12.	Non-Interference. For a period of one (1) year from the Separation Date (the “Non-Solicitation Period”), Employee agrees to not interfere with Employer’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Employee or any future employer of Employee or to leave the service of Employer or its affiliate(s).

13.	Remedies for Breach of Confidentiality and Non-Disparagement Provisions. Employee recognizes and agrees that the payment of damages is not an adequate remedy for a material breach by Employee of the confidentiality and non-disparagement provisions above. Employee recognizes that irreparable injury will result to Employer, its business, and property if any such material breach, and therefore Employee agrees that Employer may, in addition to recovering damages, proceed in equity to enjoin Employee from violating any such agreement. In addition, Employee acknowledges that any material breach of the confidentiality and non-disparagement provisions of this Agreement will constitute a material breach of this Agreement for which Employee will be liable to Employer. Damages for each such breach will be ten-thousand dollars ($10,000.00) plus Employer’s attorney’s fees. The parties stipulate that this amount of liquidated damages is reasonable in light of the difficulty of ascertaining the Released Parties’ actual damages occasioned by such material breach, and that these liquidated damages will in no way be construed as a penalty. Employer likewise agrees to be bound by the mutual non-disparagement obligations set forth in Section 11.

14.	Cooperation. Employee agrees to cooperate with Employer concerning the transition of any business matters or any litigation or regulatory matters in which Employee may have relevant knowledge or information. Such cooperation will include, without limitation, the following: (i) to meet and confer, at a time mutually convenient to Employee and Employer, with Employer’s designated in-house or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (ii) to appear for deposition or trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) to give truthful sworn statements to Employer’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt Employer’s attorneys as Employee’s own attorneys (unless there is a conflict of interest), and to accept their record instructions at deposition or trial. Employee further represents to Employer that Employee has turned over to Employer all of Employer’s property that was or is within Employee’s possession, custody, or control as of the date Employee signs this Agreement or that Employee will return all of the Employer’s property by the Effective Date of this Agreement.

15.	Older Workers Benefit Protection Act. In exchange for the separation benefits described in this Agreement, Employee knowingly and voluntarily releases and forever discharges Mangoceuticals, Inc. its affiliates, officers, directors, employees, and agents (collectively, the “Company”) from any and all claims, demands, and causes of action, known or unknown, which Employee may have as of the date Employee signs this Agreement, including but not limited to any claims arising under:

i.	The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”)
ii.	Title VII of the Civil Rights Act of 1964
iii.	The Americans with Disabilities Act
iv.	The Family and Medical Leave Act

16.	Acknowledgements. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement has been made except as set forth in this Agreement; (b) this Agreement is executed by Employee of her own free will and volition, without reliance upon any statement or representation by Employer except as set forth herein; (c) Employee is legally competent to execute this Agreement and to accept full responsibility therefor; (d) Employee has been given twenty-one (21) days within which to consider this Agreement; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement; (g) Employer has advised Employee to consult with an attorney concerning this Agreement and has provided Employee notice and an opportunity to retain an attorney; (h) Employee knowingly, freely and voluntarily enters into this Agreement; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above, except with respect to rights expressly preserved in this Agreement, including severance payments and any vested or unvested equity rights.

17.	Representation. Employee acknowledges that Employee is not relying on any representations that are not in this Agreement when deciding to sign the Agreement. Employer would not have agreed to pay the consideration Employee is receiving in exchange for this Agreement but for the representations and promises Employee is making by signing it. Employee acknowledges and represents that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination or workplace injury, for which Employee might still be entitled to compensation or relief now or in the future. Employee has properly reported all hours that Employee has worked and has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that Employer or any Released Party should have paid Employee in the past. Employee understands that Employer in the future may improve Employee benefits or pay, as well as understands that Employee’s old job may be refilled. Employee has not been told that Employer or any Released Party ever will Employ Employee in the future.

18.	Challenge to Validity. Nothing in this Agreement limits or affects Employee’s right to challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967 or Older Workers Benefit Protection Act.

19.	Complete Agreement. This Agreement embodies the complete understanding and agreement of the parties relating to Employee’s service with Employer and any claims or future rights that Employee might have with respect to Employer and the Released Parties. This Agreement is intended to supplant and supersede any other prior or contemporaneous agreements between Employer and Employee regarding the subject matter hereof; provided, however, this Agreement will be in addition to and not in lieu of (i) the restrictive covenants or obligations that Employee has (if any) contained in any previously executed agreement between Employee and Employer; and (ii) Employee’s obligation, contractual or otherwise, to maintain the confidentiality of information learned or received during Employment.

20.	Amendments. This Agreement may be amended only by a written agreement signed by both Employer and Employee.

21.	Severability. If any term or provision of this Agreement, or the application of it to any person or circumstances, will to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

22.	Jurisdiction, Fees, and Controlling Law. If Employee breaches this Agreement, Employer will be entitled to recover its reasonable attorney’s fees and costs incurred to enforce its rights under this Agreement as a result of such breach, in addition to any other available damages. Any dispute arising under this Agreement shall be governed by the laws of the State of Texas, without reference to any choice of law rules that might require the application of the laws of another jurisdiction. Any such dispute shall be litigated exclusively in the state or federal courts located in Dallas, Texas, and Employee hereby submits to the jurisdiction and venue of such courts.

23.	Successors and Assigns. The rights of each party under this Agreement will inure to the benefit of its successors, assigns, parent companies, sibling companies, subsidiaries and affiliated corporations, and their respective successors, assigns, representatives, agents, officers, directors, attorneys, and Employees. Employee is not permitted to assign his or her rights under this Agreement.

24.	Competency to Contract. Employee warrants that Employee is fully competent to enter into this Agreement; that Employee has read this Agreement and fully understands its meaning; that Employee knowingly and voluntarily enters into this Agreement; and that Employee agrees to comply with its terms and conditions.

25.	Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by PDF, email, or facsimile transmission, each of which taken together will constitute one and the same instrument.

26.	Governing Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of Texas.

27.	By signing this Agreement, you give up and waive important legal rights. By signing this Agreement, you agree that you have read it and understand it. You further agree that you have knowingly and voluntarily signed this Agreement.

28.	This Agreement contains a release of all claims against your employer, including claims under the federal Age Discrimination in Employment Act and applicable state and municipal age discrimination laws. You should thoroughly review and understand the terms, conditions, and effect of this General Release. You have three (3) days to consider and execute this Agreement and will have the right to revoke it for seven (7) days after signing it. You are advised to consult with an attorney prior to signing this Agreement and General Release.

IN WITNESS WHEREOF, Employee and Employer each has executed this Agreement as of the date indicated immediately beside each signature.

/s/ Amanda Hammer
Amanda Hammer

October 27, 2025
Date

/s/ Jacob Cohen
Jacob Cohen, Chief Executive Officer

October 27, 2025
Date